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                                                                  EXHIBIT 99.1.1


                                    DELAWARE                   PAGE 1
                                 The First State


     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CINGULAR WIRELESS CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A.D. 2004, AT 11:57 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.











3202758 8100                           /s/ HARRIET SMITH WINDSOR
                        [SEAL]         -----------------------------------------
040536758                              AUTHENTICATION: 3252358
                                       Harriet Smith Windsor, Secretary of State


                                                        DATE: 07-23-04











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                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 01:08 PM 07/22/2004
                                                     FILED 11:57 AM 07/22/2004
                                                   SRV 040536758 - 3202758 FILE


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         CINGULAR WIRELESS CORPORATION

                                   * * * * *

     Cingular Wireless Corporation (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. The name of the corporation is Cingular Wireless Corporation

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fifth clause (j) thereof and by substituting in lieu of said Article Fifth clause (j) the following new Article Fifth clause
(j):

          (j) Appointment and Powers of Strategic Review Committee.
     (i) The Board shall establish a six (6) member Strategic Review Committee (the "Strategic Review Committee") consisting of three (3) Class B Directors selected by SBC and three (3) Class B Directors selected by BellSouth, subject to increase as provided in next sentence and to reduction as provided in Article FIFTH, clause (j)(ii) below. Following the time shares of Class A Common Stock become outstanding and the election or appointment of Class A Directors, The Board shall appoint a Class A Director to serve as a member of the Strategic Review Committee and the Strategic Review Committee shall thereafter have seven (7) members. The purpose of the Strategic Review Committee shall be to evaluate and decide any matters set forth on Schedule FIFTH, clause (j) attached to this Certificate ("Strategic Decisions"). Strategic Decisions shall be made by the affirmative vote of at least two-thirds of the full number of members of the Strategic Review Committee. The Strategic Review Committee shall have the full authority of the Board, except as is expressly prohibited by the DGCL. Unless expressly prohibited by the DGCL, the decision of the Strategic Review Committee on any Strategic Decision shall be final and binding on the Corporation. In addition, no matter which is a Strategic Decision, whether or not approval of the full Board is required by the DGCL, shall be validly approved by the Board or any committee of the Board unless previously approved by the Strategic Review Committee, and any such action shall not be effective unless and until such action has been approved by the Strategic Review Committee in accordance with this Article FIFTH, clause (j)(i) of this Certificate. Decisions of the Strategic Review Committee shall be made only at a meeting at which a quorum is present. For a quorum of the Strategic Review Committee to be present, at least two Class B directors nominated by each of SBC, and BellSouth, must be in attendance. After SBC or BellSouth Beneficially Owns (A) less than 10% of the sum of (x) the total issued and outstanding shares of Common Stock, excluding treasury shares and (y) the total outstanding LLC Units, excluding any LLC Units Beneficially Owned by the Corporation (the sum of (x) and (y) being the "Total Outstanding Shares"), or (B)



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     no Class B Common Stock ((A) or (B) being the "Class B Triggering Event"
     and the Stockholder that ceases to Beneficially Own 10% of the Total Outstanding Shares or any Class B Common Stock being the "Departing Class
     B Stockholder"), three directors appointed by the stockholder that is not the Departing Class B Stockholder shall constitute a quorum on the Strategic Review Committee. Any amendment repeal, whether directly or indirectly through any merger, consolidation, or exchange or similar transaction, to this clause (j)(i) shall be subject to the affirmative vote of the holders of all of the outstanding shares of Class B Common Stock, voting separately as a Class and no other stockholders shall be entitled to participate in such vote, except that an amendment to reduce the number of Class A Directors to serve on the Strategic Review Committee shall require the affirmative vote of at least a majority of the issued and outstanding shares of Class A Common Stock, voting separately as a class.

     (ii) At any time that a Class B Triggering Event shall have occurred, then the number of Class B Directors appointed by the Departing Class B Stockholder on (the Strategic Review Committee shall be reduced to zero (0) (and the resulting size of the Strategic Review Committee shall be reduced by three (3) and no vacancy shall be created) and the term of the Class B Directors selected by such holder of Class B Common Stock shall terminate ten (10) days after the occurrence of the Class B Triggering Event.

     (iii) At any time that a Class B Triggering Event shall have occurred with respect to both SBC and BellSouth, the Strategic Review Committee shall be dissolved as of such time, and this Article FIFTH, clause (j) shall cease to have any effect.

     (iv) Vacancies on the Strategic Review Committee with respect to the Class B Directors that are members of the Strategic Review Committee shall be filled by the affirmative vote of the holders of all of the outstanding shares of Class B Common Stock.

     3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


     Executed on this 22nd day of July, 2004.

                                    /s/ CAROL L. TACKER
                                   ---------------------------------------------
                                   Carol L. Tacker
                                   Vice President, Assistant General Counsel and Corporate Secretary